UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  January 25, 2008

CANDELA CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-14742	04-2477008
(Commission File Number)	(I.R.S. Employer
Identification Number)

530 Boston Post Road, Wayland, Massachusetts	01778
(Address of Principal Executive Offices)	(Zip Code)

(508) 358-7400

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Executive Officer Compensation

On January 25, 2008, the Compensation Committee (the “Committee”) of the Board of Directors of Candela Corporation (the “Company”) approved an increase in the annual base salary for Dr. James C. Hsia, the Company’s Chief Technical Officer, for fiscal year 2008.  The Committee approved the increase in the fiscal year 2008 base salary, effective retroactively to the anniversary of Dr. Hsia’s last performance review.  The base salary of Dr. James C. Hsia, Chief Technical Officer, increased from $244,490 for fiscal year 2007 to $264,952.51 for fiscal year 2008.

On January 25, 2008, the Committee granted each named executive officer listed in the following table stock-settled stock appreciation rights (“SARs”) with respect to the number of shares of the registrant’s common stock, $0.01 par value per share (the “Common Stock”) set forth opposite such executive officer’s name at the per share exercise price of $4.29, which is equal to the fair market value of the Common Stock on January 25, 2008.  These SARs become exercisable in four equal annual installments beginning one year after the date of grant and will terminate on January 25, 2018, unless terminated earlier in accordance with the terms of such SARs.

Executive Officer	Number of Shares of Common Stock Underlying SARs
Herman, Dennis S.	60,000
Hsia, Dr. James C.	60,000
Lucchese, Paul R.	60,000
Puorro, Gerard E.	120,000
Quinn, Robert E.	20,000

Director Compensation

In addition, on January 25, 2008, the Committee granted each Non-Employee Director with respect to 40,000 shares of Common Stock at a per share exercise price of $4.29, which is equal to the fair market value of the Common Stock on January 25, 2008.  These SARs become exercisable in two equal annual installments beginning one year after the date of grant and will terminate on January 25, 2018, unless terminated earlier in accordance with the terms of such SARs.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CANDELA CORPORATION

By:	/s/ Gerard E. Puorro
Gerard E. Puorro
(President, Chief Executive Officer and
Director) (Principal Executive Officer)

Date:  January 31, 2008